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                                                                   Exhibit 10.31

                    SEPARATION AGREEMENT AND GENERAL RELEASE


         This Separation Agreement and General Release ("Separation Agreement") is made and entered into this 26th day of February, 1998, by and between Lee Lewis ("Lewis"), a resident of the State of Minnesota, and Ancor Communications, Inc. ("Ancor"), a Minnesota corporation with its principal place of business in Minnetonka, Minnesota.

         WHEREAS, Lewis was employed by Ancor from approximately December 9, 1993, through February 27, 1998, most recently as Vice President - Administration;

         WHEREAS, as of February 27, 1998, Lewis will resign his employment with Ancor, effective August 31, 1998, maintaining his status as an employee until that date;

         WHEREAS, Lewis has negotiated with Ancor regarding the terms and conditions of his separation from Ancor;

         WHEREAS, it is the desire of Lewis and Ancor to settle all disputes related directly or indirectly to Lewis's employment by Ancor, and/or Lewis's separation from employment, in accordance with the terms and conditions set forth in this Separation Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

         IT IS AGREED, by and between the undersigned, as follows:

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                          A) COMPENSATION AND BENEFITS

         (1) SEVERANCE COMPENSATION: Ancor will pay the sum of Fifty-Seven Thousand, Five Hundred and No/100 Dollars ($57,500.00) to Lewis. This sum will be provided equal periodic payments throughout the next six months, in accordance with Ancor's normal bi-monthly payroll disbursements. Ancor will make state and federal tax deductions, social security deductions, and all other appropriate deductions from this severance payment. These severance payments represent six (6) months of Lewis's current base compensation.

         (2) VACATION COMPENSATION: In addition to the compensation described in Paragraph (1) above, Ancor will provide Lewis with compensation for his accrued, unused vacation in the amount of One Thousand, One Hundred Five and 77/100 Dollars ($1,105.77), less all appropriate deductions.

         (3) STOCK OPTIONS: Lewis may exercise his current vested options for shares of Ancor stock for a period of ninety (90) days, commencing on the day following the expiration of Lewis's severance compensation. Lewis must exercise his options in accordance with the "Ancor Communications, Incorporated Incentive Stock Option Agreements" dated December 20, 1993; August 9, 1994; January 4, 1995; January 10, 1996 and June 18, 1996, copies of which are attached hereto as Exhibits A-E and which are incorporated herein by reference. Ancor acknowledges that Lewis was granted options: (a) on December 20, 1993, for the purchase of 25,000 shares at the purchase price of $3.20 per share, 100 percent of which (25,000 shares) is vested; (b) on August 9, 1994, for the purchase of 10,000 shares at the purchase price of $3.3125, 75 percent of which (7,500 shares) is vested; (c) on January 4, 1995, for the purchase of

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15,000 shares at the purchase price of $5.375, 75 percent of which (11,250 shares) is vested; (d) on January 10, 1996, for the purchase of 25,000 shares at the purchase price of $5.75, 66.7 percent of which (16,666 shares) is vested; and (e) on June 18, 1996, for the purchase of 25,000 shares at the purchase price of $13.25, 33.3 percent of which (8,333 shares) is vested.

         Further, Ancor has agreed to accelerate the vesting of certain options for which Lewis will become eligible, from their current vesting dates of January 4 and 10, 1999, to the earlier date of August 31, 1998. Consistent with the preceding provisions of this Paragraph (3), Lewis will have ninety (90) days from August 31, 1998, to exercise his options on the 12,084 accelerated shares.

         Lewis will have an unfettered right to trade any Ancor shares he currently owns and/or any Ancor shares he acquires pursuant to the option grants described in this Paragraph, so long as he fully complies with all federal and state securities laws.

         (4) INSURANCE BENEFITS: Ancor will continue Lewis's coverage for health and dental care through August 31, 1998, co-terminus with the termination of his employment with Ancor and the expiration of his severance compensation. Thereafter, Lewis will be eligible to continue his health and dental care coverage through COBRA for an additional eighteen (18) months. Ancor will provide Lewis information regarding his eligibility for COBRA benefits and his obligations pursuant to COBRA. Lewis understands and agrees that following August 31, 1998, he will be solely responsible for making his COBRA payments.

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         (5) OUTPLACEMENT BENEFITS: Ancor will provide Lewis with outplacement assistance through an outplacement firm mutually acceptable to Ancor and Lewis. The maximum cost Ancor will pay to provide Lewis this assistance is Fifteen Thousand and No/100 Dollars ($15,000.00). Lewis will direct the outplacement firm selected, if any, to send its bills directly to Ancor and Ancor will ensure that the outplacement firm is compensated, subject to the financial limitation set forth above. This outplacement benefit, whether used or not, will expire as of December 31, 1998.

         (6) NO LEGAL ENTITLEMENT TO COMPENSATION AND BENEFITS: Lewis agrees that Ancor has no legal obligation to provide him the compensation and benefits described in Paragraphs (1) - (5) above. Ancor has agreed to provide Lewis the compensation and benefits described in Paragraphs (1) - (5) above to reach an expeditious and amicable resolution regarding the terms and conditions of Lewis's separation from employment, to minimize the attorneys' fees that otherwise would be incurred in the defense of any litigation instituted by Lewis, and to minimize the management time that otherwise would be expended in the defense of any litigation instituted by Lewis.

         (7) INCLUSIVE OF ALL INCOME AND OTHER BENEFITS: Lewis agrees that the compensation and benefits described in Paragraphs (1) - (5) above are inclusive of any and all income or other benefits for which Lewis may be, is, or would have been eligible, had his employment with Ancor been continued in the same or some other manner.

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         (8) ATTORNEYS' FEES AND EXPENSES: Lewis agrees that he is responsible for payment of all of his own attorneys' fees and expenses, if any, incurred in conjunction with the resolution of any and all disputes he may have with Ancor relating to his employment or the termination of his employment.

                        B) RIGHTS TO CONSIDER AND RESCIND

         (9) RIGHT TO CONSIDER EXECUTING THIS SEPARATION AGREEMENT: Lewis understands that he has twenty-one (21) days to consider whether he should execute this Separation Agreement. Lewis further understands, however, that he is not required to take the entire 21-day period to decide whether he wishes to execute this Separation Agreement and that he may do so on an accelerated basis without prejudice to his own or Ancor's rights under this Separation Agreement.

         (10) RIGHT TO RESCIND THIS SEPARATION AGREEMENT: Lewis understands that he has the right to rescind this Separation Agreement for any reason within fifteen (15) days after he signs it. Lewis understands that this Separation Agreement will not become effective or enforceable unless and until he executes this Separation Agreement and the applicable rescission period has expired. Lewis understands that if he wishes to rescind, the rescission must be in writing and must be hand-delivered or mailed to Kenneth E. Hendrickson.

                  If hand-delivered, the rescission must be: (a) addressed to Kenneth E. Hendrickson, Chief Executive Officer, Ancor Communications Corp., 6130 Blue Circle Drive, Minnetonka, Minnesota 55343; and (b) delivered to Mr. Hendrickson within the 15-day rescission period. If mailed, the rescission must be:

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(a) postmarked within the 15-day rescission period; (b) addressed to Mr.
Hendrickson at the above address; and (c) sent by certified mail, return receipt requested.

         To the extent that Lewis receives any compensation and benefits during the period preceding the expiration of rescission period, he agrees to return and/or refund the amount of, or as to the benefits, the value of, all compensation and benefits he receives, if he rescinds or revokes this Separation Agreement. Lewis further understands that if he rescinds or revokes this Separation Agreement, Ancor will be relieved of all obligations delineated in Paragraphs (1) - (5) above.

                       C) FULL COMPROMISE/GENERAL RELEASE

         (11) FULL COMPROMISE: Lewis agrees that the payment and acceptance of the consideration described in Paragraph (1) above, is in full, final, and complete compromise, settlement, and satisfaction of any and all claims relating directly or indirectly to: Lewis's association with or employment by Ancor; Lewis's resignation and/or termination from employment; any conduct or statements by Ancor's current or former directors, officers or executives; and/or, claims Lewis could have asserted in any litigation of any kind against Ancor.

         (12) GENERAL RELEASE OF ANCOR: Lewis, for and on behalf of himself and his heirs, administrators, executors, successors and assigns, agrees to, and hereby does, release, acquit, and forever discharge Ancor and its parent, affiliates, subsidiaries, and related companies, and the current and former directors, officers, members, agents, attorneys, servants, independent contractors and employees of Ancor and all its related entities (the "Released Parties"), from any and all claims, whether direct or indirect, fixed or contingent, known or unknown, which Lewis ever had, has, or

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may claim to have, for, upon, or by reason of any matter, act or thing prior to the date of this Separation Agreement, including but not limited to, any cause of action Lewis could have asserted in any litigation against any of the Released Parties, any cause of action or claim relating to Lewis's association with or employment by Ancor, and/or any cause of action or claim relating to Lewis's separation from employment. This General Release specifically encompasses, but is not limited to, claims that could be brought under the Minnesota Human Rights Act, Minn. Stat. ss.363.01 et seq., Title VII, 42 U.S.C. ss. 2000(e) et seq., the Americans With Disabilities Act, 42 U.S.C. ss.ss.12101-12213, the Age Discrimination in Employment Act, 29 U.S.C. ss.621, et seq., and any other state or federal statute, or local ordinance, including any attorneys' fees that could be awarded in connection with these or any other statutory claims.

         This General Release also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to: Breach of contract, interference with contractual relations, promissory estoppel, breach of the implied covenant of good faith and fair dealing, breach of employee handbooks, manuals or other policies, wrongful discharge, wrongful discharge in violation of public policy, whistleblower claims, assault, battery, fraud, intentional or negligent misrepresentation, defamation, including all forms of libel and slander, discharge defamation and self-defamation, intentional or negligent infliction of emotional distress, breach of fiduciary duty, negligent hiring, retention or supervision, and/or any other contract or tort theory based on intentional or negligent conduct of any

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kind, including any attorneys' fees that could be awarded in connection with these or any other claims.

         (13) GENERAL RELEASE OF LEWIS: Ancor, for and on behalf of itself and its administrators, executors, successors and assigns, hereby agrees to and does release, acquit, and forever discharge Lewis, from any and all claims, whether direct or indirect, fixed or contingent, known or unknown, which Ancor, ever had, has, or may claim to have, for, upon, or by reason of any matter, act, or thing, prior to the date of this Separation Agreement, including, but not limited to: any cause of action it could have asserted in litigation against Lewis; any cause of action or claim relating to Lewis's employment by or association with Ancor; any cause of action relating to any statements or actions by Lewis; and/or any cause of action relating to the termination of Lewis's employment.

                                D) MISCELLANEOUS

         (14) LETTER OF REFERENCE/INQUIRIES FROM PROSPECTIVE EMPLOYERS: At Lewis's written request, Ancor will provide Lewis a mutually acceptable letter of reference. Lewis will be responsible for creating the initial draft of this reference letter. Ancor reserves the right, in its sole discretion, to make any modifications it deems appropriate to Lewis's draft document.

         Further, if inquiries are made to Ancor from prospective employers of Lewis, the inquiries (whether written or oral) will be referred to Mr. Kenneth
E. Hendrickson or another executive mutually agreed upon by Lewis and Ancor. Mr.Hendrickson or the other executive will provide the following information:
Lewis's name, title, tenure with Ancor and job responsibilities. If authorized by Lewis in writing in advance, Ancor also will provide the prospective employer any other information mutually agreed upon by Lewis and Ancor. If authorized by

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Lewis in writing in advance, Ancor also will provide the prospective employer the letter of reference, if any, prepared pursuant to this Paragraph.

         (15) MUTUAL NON-DISPARAGEMENT AGREEMENT: Lewis agrees that he will not disparage or defame Ancor and/or its current or former Directors and Officers. Ancor's current Directors and Officers agree that they will not disparage or defame Lewis.

         (16) PROPRIETARY INFORMATION: Lewis recognizes that during the course of his employment with Ancor, he has had access to confidential, proprietary and trade secret information belonging to Ancor, including but not limited to, employee and personnel data and information, and Ancor's strategies, plans, and proposals (including but not limited to, Ancor's customer, marketing, and operation strategies), and Ancor's financial information. Lewis will comply with his legal obligations to maintain the confidentiality of this confidential, proprietary and trade secret information. Lewis represents that he will not remove any Ancor property, including but not limited to business records, manuals, customer lists and records, business forms, personnel lists, plans and records, information regarding suppliers and vendors, marketing and strategy plans, contracts, contract information, correspondence, computer tapes and diskettes, data processing and other computer reports, and business files, from Ancor's premises.

         (17) RETURN OF ANCOR PROPERTY: Lewis agrees that within fourteen (14) days of executing this Separation Agreement, he will return to Ancor any and all

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Ancor property currently in his possession, including but not limited to, any
Ancor keys, access cards, credit cards, computer equipment, computer tapes and diskettes, documents, manuals, client information, and any other information in either printed or electronic formats which he obtained as a result of his employment by Ancor, regardless of whether the information was obtained during his employment or after his employment with Ancor ended.

         (18) CONFIDENTIALITY: Lewis agrees that it is the intent of the parties to maintain the complete confidentiality of the terms of this Separation Agreement and the negotiations leading to this Separation Agreement. Therefore, Lewis agrees that he will not publicize, and will take all prudent steps to ensure the confidentiality of this Separation Agreement. The only comment Lewis will make about his resignation from Ancor is that he resigned voluntarily and that all matters relating to his employment with Ancor have been resolved to the mutual satisfaction of the parties. Notwithstanding the terms of this Paragraph, Lewis will be entitled to disclose the terms of this Separation Agreement to his lawyers, tax advisors, accountants, and immediate family on the condition that those to whom such disclosure is made also will be bound by the terms of this Paragraph.

         (19) NO ADMISSION OF FAULT: Lewis and Ancor agree that their willingness to enter into this Separation Agreement does not constitute and should not be construed as, any admission of liability or fault on the part of Lewis or Ancor or any of the Released Parties.

         (20) INDEMNIFICATION: Ancor agrees to fulfill any statutory and/or common law indemnification obligations it owes to Lewis, stemming from his employment

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by Ancor. This specifically includes, but is not limited to, the obligation
Ancor has assumed to defend and indemnify Lewis in connection with the lawsuit captioned IN RE ANCOR COMMUNICATIONS INC. SECURITIES LITIGATION, Case No. 97-1996.

         This Paragraph is neither intended to increase nor diminish any statutory and/or common law indemnification obligation Ancor may owe to Lewis. Further, Ancor's indemnification obligation does not extend to any criminal conduct engaged in by Lewis, though neither Lewis nor Ancor believe that any of Lewis's conduct can be characterized in that manner.

         (21) COMPLETE AGREEMENT: Lewis agrees that there are no covenants, promises, undertakings, or understandings outside of this Separation Agreement, except as specifically set forth herein. Unless preserved elsewhere in this Separation Agreement, all prior agreements and understandings between Ancor and Lewis are null and void. This includes, but is not limited to, any agreements or covenants Ancor previously entered with Lewis restricting Lewis's rights to obtain alternative, competitive employment following his employment by Ancor.

         Any modification of, or addition to, this Separation Agreement must be in writing, signed by Lewis and Ancor's Chief Executive Officer.

         (22) SEVERABILITY: Should any provision of this Separation Agreement be held invalid or illegal, such illegality shall not invalidate the whole of this Separation Agreement, but, rather, the Separation Agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.


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         (23) KNOWING AND VOLUNTARY AGREEMENT: Lewis agrees that he has entered into this Separation Agreement knowingly and voluntarily. Lewis further acknowledges that Ancor has recommended that he retain counsel to review this Separation Agreement and explain to him any paragraphs, sentences, clauses or terms used herein which he did not understand.

         (24) GOVERNING LAW: This Separation Agreement and General Release shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.


                                             ------------------------------
                                             LEE LEWIS

Subscribed and sworn to before me
this day of FEBRUARY, 1998.


----------------------------------
Notary Public

                                             ANCOR COMMUNICATIONS, INC.


                                             By
                                                -----------------------------
                                                Kenneth E. Hendrickson
                                                Its Chief Executive Officer

Subscribed and sworn to before me
this day of FEBRUARY, 1998.


------------------------------------
Notary Public


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